Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rocket Pharmaceuticals, Inc. on Form S-4 to be filed on or about October 13, 2022 of our reports dated February 28, 2022, on our audits of the financial statements as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, and the effectiveness of Rocket Pharmaceutical, Inc.’s internal control over financial reporting as of December 31, 2021, which reports were included in the Annual Report on Form 10-K filed February 28, 2022.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4.

/s/ EISNERAMPER LLP
Iselin, New Jersey
October 13, 2022